Exhibit 10.6

July 28, 2014

Montaur Capital Partners LLC
Englewood, NJ
Attn: Luc Maasdorp

Gentlemen:

This letter (“Agreement”) is to confirm our mutual understanding with respect to the terms and conditions under which Montaur Capital Partners LLC (“Consultant”) agrees to provide Navidea Biopharmaceuticals, Inc. ( “Navidea”) with Consulting Services during the period from July 1, 2014 until the termination of this Agreement as provided below (the “Consulting Period”).

As used herein, the term “Consulting Services” means the services of Consultant’s principal, Michael M. Goldberg, M. D. (“Dr. Goldberg”) as interim chief executive officer of Navidea, and that this agreement is for the personal services of Dr. Goldberg.

In exchange for performing the Consulting Services, regardless of the amount of time devoted by Consultant or Dr. Goldberg to the performance thereof, Navidea agrees to pay Consultant a flat monthly fee of $15,000, payable in arrears. The parties acknowledge that no compensation will be paid by Navidea to Consultant or to Dr. Goldberg for Dr. Goldberg’s services as interim chief executive officer, and that the monthly fee payable to Consultant under this Agreement is intended only to compensate Consultant for additional costs and resources Consultant will be required to incur or redirect due to the diversion of Dr. Goldberg from the management and other services he provides to Consultant occasioned by his service as Navidea’s interim chief executive officer.

During the Consulting Period, either through the performance of Consulting Services or otherwise, Consultant may acquire proprietary and confidential information (herein “Information”) with respect to the business and research activities of Navidea. Consultant agrees to keep confidential such Information and not to divulge any such Information to others. Specifically, Consultant agrees that it will not directly or indirectly, publish or disclose to others, except with the written consent of Navidea, any Information, data or methods of manufacture received or obtained from Navidea, nor use such Information in any way, commercially or otherwise, except in performing the Consulting Services. This obligation of confidentiality and non-use shall continue until three (3) years after the termination of this Agreement, but shall not apply to Information which (i) becomes a matter of public knowledge through no fault of Consultant; (ii) is rightfully received by Consultant from a third party without restriction on disclosure; (iii) is independently developed by Consultant without the use of Information; or (iv) is rightfully in Consultant’s possession prior to its disclosure to Consultant by Navidea.

Consultant hereby irrevocably transfer and assign to Navidea without further compensation, any and all of its right, title and interest in and to all designs, ideas, discoveries, inventions, products, computer programs, source code, procedures, improvements, documents, information and materials made,

Montaur Capital Partners LLC
July 28, 2014

conceived or developed by Consultant alone or with others, which result from or relate to the Consulting Services (“Work Product”), including, but not limited to, all copyrightable works and copyrights, patent rights, trade secrets and trademarks, any right to claim authorship of Work Product, or any right to object to any distortion or other modification of Work Product by Navidea. Notwithstanding this assignment and transfer, if any Work Product incorporates or relies upon works developed by Consultant prior to the effective date of this Agreement, Consultant shall continue to retain ownership of thereof, but Consultant hereby licenses Navidea to use, or have third parties use on Navidea’s behalf, such preexisting works as is reasonably required to fully exploit the Consulting Services performed hereunder. Consultant agrees, during and for one year following the term of the Agreement to: (i) disclose promptly in writing to Navidea all Work Product; and (ii) to sign and provide any and all documents and render any assistance that is reasonably necessary for Navidea to obtain any patent, copyright, trademark or other protection for Work Product. In case any invention is described in a patent application or is disclosed to third parties by Consultant within one (1) year after the Consulting Services have been completed, it shall be presumed that the invention was conceived or made during the period in which the Consulting Services were rendered, and the invention will be assigned to Navidea as set forth in this Agreement, provided that the invention results from or relates to the Consulting Services. If the invention was made by Consultant prior to any association with Navidea or was made without the Information or resources of Navidea, then Consultant need not assign the invention to the Company as set forth herein.

At the expiration of this Agreement, Consultant agrees to promptly deliver to Navidea all documents, notes, or other papers supplied to it by Navidea in connection with the Consulting Services, which were in Consultant’s possession and under its control during the time Consultant provided the Consulting Services to Navidea. Consultant agrees that it will not make or retain or give away any copies of such documents.

Either party may terminate this Agreement with ten (10) business days’ prior written notice to the other. Early termination of this Agreement by Navidea shall not relieve Navidea of any liability for payment of consulting fees that accrued prior to the date of termination of the Agreement, nor relieve Consultant of any obligations with respect to the confidentiality and non-use of Information, the transfer of rights in any Work Product, or the return to Navidea of any documents, notes or other papers.

It is understood and agreed that the status of Consultant and Dr. Goldberg shall be that of an independent contractor and not that of an employee of Navidea, and neither will be entitled to any of the benefits available to employees of Navidea. It is further understood and agreed that no representations have been made to Consultant or Dr. Goldberg by Navidea that performance of the Consulting Services described herein will lead to an offer of permanent employment with Navidea.

This Agreement shall be construed and governed by the laws of the State of Ohio and adjudicated within the exclusive jurisdiction of the courts having jurisdiction over Franklin County, Ohio.

If the foregoing terms and conditions meet with your understanding and approval, please show your acceptance and agreement by executing this letter in duplicate at the place indicated below and returning one of the executed duplicates to us, whereupon this letter shall constitute the agreement between Consultant and Navidea with respect to the Consulting Services.

Montaur Capital Partners LLC
July 28, 2014

Very truly yours,

Navidea Biopharmaceuticals, Inc.

By: /s/ Brent L. Larson
Brent L. Larson
Executive Vice President and CFO

Accepted and agreed to:

Montaur Capital Partners LLC

By: /s/ Luc Maasdorp
Luc Maasdorp, Associate